                                                                     EXHIBIT 5.1


                                  July 21, 2000


                                                         Writer's Direct Contact
                                                             (415) 268-6954

Securities and Exchange Commission
Washington, D.C. 20549



       We have examined the Registration Statement on Form S-8 executed by Odwalla, Inc. (the "Registrant") on July 21, 2000, and to be filed with the Securities and Exchange Commission (the "SEC") in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 500,000 shares of the Registrant's common stock, no par value (the "Common Stock") which will be issuable under the Amended and Restated 1997 Stock Option/Stock Issuance Plan (the "Plan").

       As the Registrant's counsel in connection with the Registration Statement, we have examined the proceedings taken in connection with the adoption of the Plan and authorization of the issuance of 500,000 shares of Common Stock under the Plan (the "Plan Shares"), and such documents as we have deemed necessary to render this opinion.

       Based upon the foregoing, it is our opinion that:

       1. All necessary corporate action has been duly taken to adopt the Plan.

       2. The Plan Shares, when issued and outstanding pursuant to the terms of the Plan, will be validly issued, fully paid and non-assessable shares of Common Stock.

       We consent to the use of this opinion as an exhibit to the Registration Statement.

                                   Very truly yours,


                                   /s/ Morrison & Foerster, LLP.
                                   ---------------------------------------------

                                   Morrison & Foerster LLP.



                                       7.